Exhibit 99.1
For immediate release
February 21, 2023

AtriCure Reports Fourth Quarter 2022 and Full Year 2022 Financial Results
•2022 Worldwide revenue of $330.4 million – an increase of 20.4% year over year
•2022 U.S. revenue of $277.2 million – an increase of 21.0% year over year
•2022 International revenue of $53.2 million – an increase of 17.7% in 2022
MASON, Ohio, February 21, 2023 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in surgical treatments and therapies for atrial fibrillation (Afib), left atrial appendage (LAA) management and post-operative pain management, today announced fourth quarter 2022 and full year 2022 financial results.
“We delivered another outstanding year of growth in 2022, as we expanded adoption across our broad portfolio of solutions. I am incredibly proud of the dedication of our team to our mission of improving patient lives, which led to an impact on over 100,000 patients around the globe in 2022,” said Michael Carrel, President and Chief Executive Officer of AtriCure. “We begin 2023 with an unrelenting determination to execute against the significant market opportunities in front of us while also achieving operating leverage, building upon the foundation we have created over the last decade with a long-term, growth mindset.”
Fourth Quarter 2022 Financial Results
Revenue for the fourth quarter 2022 was $88.0 million, an increase of 20.2% (an increase of 21.5% on a constant currency basis) over fourth quarter 2021 revenue. U.S. revenue was $73.9 million, an increase of $12.7 million or 20.7%, compared to fourth quarter 2021 revenue. U.S. revenue reflected strong growth across our open ablation, pain management and appendage management product lines, driven by sales of our EnCompass® clamp, cryoSPHERE® and AtriClip® Flex⋅V® products. International revenue increased $2.1 million or 17.8% (an increase of 25.4% on a constant currency basis) to $14.1 million, reflecting growth in appendage management and open ablation franchises. On a sequential basis, worldwide revenue for the fourth quarter 2022 increased approximately 5.7% over third quarter 2022.
Gross profit for the fourth quarter 2022 was $65.1 million compared to $55.0 million for the fourth quarter 2021. Gross margin was 74.0% and 75.1% for the fourth quarters 2022 and 2021, reflecting changes in product and geographic mix, as well as inflationary pressure. Loss from operations for the fourth quarter 2022 was $4.1 million, compared to $12.5 million for the fourth quarter 2021, reflecting strong revenue growth and improving leverage of our operating costs. Basic and diluted net loss per share was $0.09 for the fourth quarter 2022, compared to $0.30 for the fourth quarter 2021.
Adjusted EBITDA was positive for the fourth quarter 2022 at $6.0 million, compared to negative $2.1 million for fourth quarter of 2021. Adjusted loss per share for the fourth quarter 2022 was $0.09 compared to $0.30 for the fourth quarter 2021.
Constant currency revenue, adjusted EBITDA and adjusted loss per share are non-GAAP measures. We discuss these non-GAAP measures and provide reconciliations to GAAP measures later in this release.
2022 Financial Results
Revenue for 2022 was $330.4 million, an increase of $56.1 million or 20.4% (an increase of 21.8% on a constant currency basis), compared to 2021 revenue. U.S. revenue increased 21.0% to $277.2 million. International revenue was $53.2 million, an increase of $8.0 million or 17.7% (an increase of 25.7% on a constant currency basis). Gross profit for 2022 was $245.9 million compared to $205.9 million for 2021, and gross margin decreased to 74.4% for 2022 compared to 75.0% for 2021.
Loss from operations for 2022 was $42.7 million, compared to income from operations of $55.2 million for 2021. Income from operations in 2021 includes a $184.8 million credit to operating expenses for the change in fair value of contingent consideration, offset partially by a $82.3 million intangible asset impairment charge for the IPR&D asset associated with the aMAZE™ trial. Basic and diluted net loss per share was $1.02 for 2022, compared to basic and diluted income per share of $1.11 and $1.09, respectively, for 2021.

Adjusted EBITDA was negative $2.2 million for 2022, compared to negative $8.8 million for 2021. The adjusted loss per share for 2022 was $1.02 compared to an adjusted loss per share of $1.16 for 2021.
2023 Financial Guidance
Full year 2023 revenue is projected to be approximately $380 million to $387 million, reflecting growth of approximately 15% to 17% over full year 2022. Full year 2023 adjusted EBITDA is expected to break even, with improvements annually thereafter. Full year 2023 adjusted loss per share is expected to be in the range of $1.14 to $1.19.
Conference Call
AtriCure will host a conference call at 4:30 p.m. Eastern Time on Tuesday, February 21, 2023, to discuss its fourth quarter 2022 and full year 2022 financial results. To access the webcast, please visit the Investors page of AtriCure’s corporate website at https://ir.atricure.com/events-and-presentations/events. Participants are encouraged to register more than 15 minutes before the webcast start time. A replay of the presentation will be available for 90 days following the presentation.
About AtriCure
AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 37 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. AtriCure’s Hybrid AF™ Therapy is a minimally invasive procedure that provides a lasting solution for long-standing persistent Afib patients. AtriCure’s cryoICE cryoSPHERE® probe is cleared for temporary ablation of peripheral nerves to block pain, providing pain relief in cardiac and thoracic procedures. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.
Forward-Looking Statements
This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. This press release also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/forward-looking-statements as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. Except where otherwise noted, the information contained in this release is as of February 21, 2023. We assume no obligation to update any forward-looking statements contained in this release and the related attachment as a result of new information or future events or developments, except as may be required by law.
Use of Non-GAAP Financial Measures
To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure provides certain non-GAAP financial measures in this release as supplemental financial metrics.
Revenue reported on a constant currency basis is a non-GAAP measure, calculated by applying previous period foreign currency exchange rates, which are determined by the average daily Euro to Dollar exchange rate, to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating growth in revenue on a constant currency basis provides an additional and meaningful assessment of revenue to both management and investors.
Adjusted EBITDA is calculated as net (loss) income before other income/expense (including interest), income tax expense, depreciation and amortization expense, share-based compensation expense, acquisition costs, legal settlement costs, impairment of intangible asset and change in fair value of contingent consideration liabilities. Management believes in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing results of operations and management believes that the excluded items are typically not reflective of our ongoing core business operations and financial condition. Further, management uses adjusted EBITDA for both strategic and annual operating planning. A reconciliation of adjusted EBITDA reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted Income (Loss) (Adjusted EBITDA)” later in this release.
Adjusted (loss) income per share is a non-GAAP measure which calculates the net (loss) income per share before non-cash adjustments in fair value of contingent consideration liabilities, impairment of intangible asset and legal settlement costs. A reconciliation of adjusted (loss) income per share reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted Loss Per Share” later in this release.
The non-GAAP financial measures used by AtriCure may not be the same or calculated in the same manner as those used and calculated by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP. We urge investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financials measures included in this press release, and not to rely on any single financial measure to evaluate our business.
CONTACTS:
Angie Wirick
AtriCure, Inc.
Chief Financial Officer
(513) 755-5334
awirick@atricure.com
Lynn Lewis or Marissa Bych
Gilmartin Group
Investor Relations
(415) 937-5402
lynn@gilmartinir.com
marissa@gilmartinir.com

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
United States Revenue:
Open ablation	$23,506	$17,561	$86,119	$72,396
Minimally invasive ablation	9,707	11,303	38,553	39,380
Pain management	11,240	6,927	39,974	22,787
Total ablation	44,453	35,791	164,646	134,563
Appendage management	29,435	25,424	112,555	94,568
Total United States	73,888	61,215	277,201	229,131
International Revenue:
Open ablation	7,424	6,544	26,809	23,194
Minimally invasive ablation	1,737	1,711	5,986	6,409
Pain management	183	39	558	61
Total ablation	9,344	8,294	33,353	29,664
Appendage management	4,796	3,709	19,825	15,534
Total International	14,140	12,003	53,178	45,198
Total revenue	88,028	73,218	330,379	274,329
Cost of revenue	22,915	18,202	84,439	68,469
Gross profit	65,113	55,016	245,940	205,860
Operating expenses (benefit):
Research and development expenses	13,748	13,808	57,337	48,506
Selling, general and administrative expenses	55,501	53,710	231,272	204,649
Change in fair value of contingent consideration	—	—	—	(184,800)
Intangible asset impairment	—	—	—	82,300
Total operating expenses	69,249	67,518	288,609	150,655
(Loss) income from operations	(4,136)	(12,502)	(42,669)	55,205
Other income (expense), net	87	(1,186)	(3,529)	(4,818)
(Loss) income before income tax expense	(4,049)	(13,688)	(46,198)	50,387
Income tax expense	121	53	268	188
Net (loss) income	$(4,170)	$(13,741)	$(46,466)	$50,199
Basic net (loss) income per share	$(0.09)	$(0.30)	$(1.02)	$1.11
Diluted net (loss) income per share	$(0.09)	$(0.30)	$(1.02)	$1.09
Weighted average shares used in computing net (loss) income per share:
Basic	45,912	45,331	45,740	45,066
Diluted	45,912	45,331	45,740	46,039

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$121,113	$119,090
Accounts receivable, net	42,693	33,021
Inventories	45,931	38,964
Prepaid and other current assets	5,477	5,001
Total current assets	215,214	196,076
Long-term investments	51,509	104,338
Property and equipment, net	38,833	31,409
Operating lease right-of-use assets	3,787	4,761
Goodwill and intangible assets, net	274,120	277,773
Other noncurrent assets	1,985	955
Total assets	$585,448	$615,312
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$52,920	$54,689
Other current liabilities and current maturities of debt and leases	5,472	1,756
Total current liabilities	58,392	56,445
Long-term debt	56,834	59,741
Finance lease liabilities	9,147	10,082
Operating lease liabilities	3,095	4,068
Contingent consideration and other noncurrent liabilities	1,226	1,220
Total liabilities	128,694	131,556
Stockholders' equity:
Common stock	47	46
Additional paid-in capital	787,422	764,811
Accumulated other comprehensive loss	(4,096)	(948)
Accumulated deficit	(326,619)	(280,153)
Total stockholders' equity	456,754	483,756
Total liabilities and stockholders' equity	$585,448	$615,312

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)
Reconciliation of Non-GAAP Adjusted Income (Loss) (Adjusted EBITDA)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net (loss) income, as reported	$(4,170)	$(13,741)	$(46,466)	$50,199
Income tax expense	121	53	268	188
Other income (expense), net	(87)	1,186	3,529	4,818
Depreciation and amortization expense	2,919	2,833	11,710	10,441
Share-based compensation expense	7,197	7,539	28,771	28,078
Change in fair value of contingent consideration	—	—	—	(184,800)
Intangible asset impairment	—	—	—	82,300
Non-GAAP adjusted income (loss) (adjusted EBITDA)	$5,980	$(2,130)	$(2,188)	$(8,776)
Reconciliation of Non-GAAP Adjusted Loss Per Share

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net (loss) income, as reported	$(4,170)	$(13,741)	$(46,466)	$50,199
Change in fair value of contingent consideration	—	—	—	(184,800)
Intangible asset impairment	—	—	—	82,300
Non-GAAP adjusted net loss	$(4,170)	$(13,741)	$(46,466)	$(52,301)
Basic and diluted adjusted net loss per share	$(0.09)	$(0.30)	$(1.02)	$(1.16)
Weighted average shares used in computing adjusted net loss per share
Basic and diluted	45,912	45,331	45,740	45,066